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CONFIDENTIAL TREATMENT REQUESTED                                   EXHIBIT 10.11


                                    AGREEMENT

         This Agreement (the "AGREEMENT") is made as of March 21, 1997 (the "EFFECTIVE DATE"), by and among Lexicon Genetics, Inc., a Delaware corporation having its principal offices at 4000 Research Forest Drive, The Woodlands, Texas 77381 ("LEXICON") and Merck Genome Research Institute, a Delaware not-for-profit corporation having its principal offices at 770 Sumneytown Pike, West Point, Pennsylvania 19486 ("MGRI").

                              PRELIMINARY STATEMENT

         WHEREAS, MGRI is a non-profit corporation dedicated to the support of research regarding the genome, and in furtherance of such research provides support to various nonprofit research organizations which are doing research with regard to the genome; and

         WHEREAS, Lexicon is conducting research to develop a proprietary library of embryonic stem cell clones containing mutations in genes designed to accelerate genomic research which it calls "OmniBankTM "; and

         WHEREAS, Lexicon owns or has rights to, and expertise in, certain methods of producing "Mutant Mice", as defined herein, derived from OmniBankTM; and

         WHEREAS, MGRI intends to distribute or contribute the Mutant Mice to one or more not-for-profit organizations ("NFP") which will distribute the Mutant Mice for "Research" as defined herein; and

         WHEREAS, MGRI is willing to pay Lexicon to produce Mutant Mice for such distribution and Lexicon is willing to produce such Mutant Mice;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

1.       DEFINITIONS

         Capitalized terms used in this Agreement, both in the singular and the plural, which are not otherwise defined herein shall have the following respective meanings:

--------------------
***** denotes confidential information with respect to which a separate confidential treatment request has been filed with the Securities and Exchange Commission.



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1.1      "CLAIM" means any pending or threatened claim, demand, investigation, cause of action, suit, default, assessment, litigation, third party action, arbitration proceeding or proceeding by or before any governmental authority or any other Person.

1.2 "CONFIDENTIAL INFORMATION" shall mean any information which either party or a member ("Member") of the Mutation Selection Committee has treated as confidential, including but not limited to information relating to OmniBankTM , which information is disclosed by either party or a Member to MGRI and/or Lexicon, as necessary or useful to the parties under this Agreement and which has been designated in writing by the disclosing party as Confidential Information at the time of such disclosure. Confidential Information shall specifically include any information disclosed by or among the parties or their agents during the negotiations for this Agreement. Confidential Information does not include, however, any information which (i) was rightfully in the possession of the receiving party prior to the date of disclosure to it, (ii) was in the public domain prior to the date of disclosure,
         (iii) becomes part of the public domain by publication or by other means, except through an unauthorized act or omission on the part of the receiving party or any other Person, (iv) is supplied to the receiving party without restriction by a Third Party who is under no obligation to the disclosing party to maintain such information in confidence or (v) any information developed independently by or for the receiving party, provided, however, that it is conclusively established that such information was independently developed.

1.3. "LEXICON INTELLECTUAL PROPERTY" shall mean all trade secrets, know-how, patents, patent applications, trademarks, copyrights and other intellectual property of any type owned or controlled by Lexicon as of the Effective Date or in the future, including, without limitation, Confidential Information, which is necessary or useful to the parties in performing the work required or permitted under this Agreement.

1.4 "LIABILITY" means, with respect to any Person, any indebtedness, obligation and other liability of such Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

1.5 "LOSSES" means any and all damages (including consequential, punitive and exemplary), fines, penalties, judgments, deficiencies, losses, costs and expenses, including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses associated with any Claim.

1.6 "MUTANT MICE" shall mean a line of mice heterozygous for a Standard Mutation, chosen by the Mutation Selection Committee, wherein such mice transmit the Standard Mutation, in the form of a mutant allele, through the germ line.


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1.7      "MUTATION SELECTION COMMITTEE" and "COMMITTEE" shall mean *****.

1.8 "OMNIBANK(TM)" shall mean Lexicon's proprietary library of embryonic stem cell clones containing mutations in particular genes, which genes are identified by DNA sequence.

1.9 "RESEARCH" shall mean research which does not relate to the sale, lease, license or other transfer of the Mutant Mice or to the sale of services involving the use of the Mutant Mice.

1.10 "PERSON" means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, governmental authority or other entity or enterprise.

1.11 "SET" shall mean up to ***** of Mutant Mice which are heterozygous for one selected Standard Mutation.

1.12 "STANDARD MUTATION" shall mean a gene trap insertion generated as part of Lexicon's OmniBankTM program for a specific gene.

1.13     "THIRD PARTY" shall mean any Person other than Lexicon, MGRI or NFP.

                                   ARTICLE II

2.       DEVELOPMENT

2.1 DEVELOPMENT. Lexicon hereby agrees to generate and develop 150 different Sets of Mutant Mice (i.e., each Set shall have a different Standard Mutation) pursuant to the terms herein.

2.2 GENERATION OF STANDARD MUTATIONS. Upon the Effective Date, Lexicon will commence the generation of Standard Mutations in embryonic stem cells for the production of the Mutant Mice from OmniBankTM. Lexicon will generate Standard Mutations for the production of Mutant Mice no later than the date of the first meeting of the Mutation Selection Committee. Lexicon will continue to generate Standard Mutations for no less than two years after the first annual anniversary of the Effective Date unless such work is completed earlier.



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2.3      SELECTION OF THE STANDARD MUTATIONS. The Mutation Selection Committee
         shall meet to select the Standard Mutations to be included in each group of Mutant Mice to be produced by Lexicon hereunder. Such meetings shall be coordinated by Lexicon and called and administered by MGRI. The first meeting shall be held no sooner than ***** after the Effective Date, and subsequent meetings shall be held no more frequently than every ***** thereafter unless otherwise agreed to by the parties hereto. Sufficiently in advance of each such meeting to enable Committee review and preparation, Lexicon shall provide the Committee with all information, including Confidential Information, necessary or useful to the Committee in performing its selections of Standard Mutations and concerning the Standard Mutations that have been generated by Lexicon up to that time. MGRI shall designate a Chairperson of the Committee. At each meeting Lexicon shall report to the Committee all of the Standard Mutations that have been generated up to that time; provided, however, Lexicon shall not be required to include in such report Standard Mutations for which Lexicon has, at such time, entered into an agreement with a Third Party for the production of Mutant Mice with such Standard Mutations. The Committee shall discuss the Standard Mutations listed in the report and choose from that list those Standard Mutations to be included in the next group of Mutant Mice to be produced by Lexicon as provided in Section 2.4; provided, however, that the Committee shall not knowingly select a Standard Mutation which has already been the subject of published data from Third Parties including, without limitation, patents, published patent applications, or presented or published research. Subject in all cases to the confidentiality provisions herein, the Committee may, in its discretion, solicit advice from Third Parties regarding the appropriate fields of research and Standard Mutations to consider for selection.

         2.3.1 At each meeting, the Mutation Selection Committee shall choose that number of Standard Mutations equal to ***** in accordance with Section 2.4. The Committee shall determine the process by which it selects the Standard Mutations to be incorporated in the Mutant Mice. In addition to the selected Standard Mutations, the Committee shall provide Lexicon with a list of not fewer than ***** alternate Standard Mutations. If Lexicon is unable to produce a Mutuant Mouse with a given selected Standard Mutation due to third party rights, as provided in
                  Section 4.4 or nonviability of the heterozygous Mutant Mice, as provided in Section 2.4, the next listed alternate Standard Mutation shall become a selected Standard Mutation in lieu of the original selected Standard Mutation.

         2.3.2 The Committee shall immediately notify Lexicon in writing of its selections. A Committee selection may not be withdrawn or modified if Lexicon has begun working on such selection, except with the written consent of Lexicon, which may be withheld in its sole reasonable discretion.


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         2.3.3    If for any reason the Committee fails to meet and notify
                  Lexicon of its selections within the time provided above, the delivery date for the corresponding group of Mutant Mice shall be delayed an equivalent amount of time.

2.4 PRODUCTION OF MUTANT MICE. Lexicon will commence production of each group of Mutant Mice within ***** of receiving notification of the Mutation Selection Committee's decisions. Lexicon will complete the production of ***** selected by the Mutation Selection Committee, no later than ***** anniversary of the Effective Date, an additional group of ***** no later than the ***** anniversary of the Effective Date and ***** no later than each of ***** anniversaries of the Effective Date. If the nature of any of the Standard Mutations chosen prevents the production of a living Mutant Mouse heterozygous for such Standard Mutation, the parties hereto shall evaluate such conclusion and shall agree that either an alternate Standard Mutation shall be substituted for such selected Standard Mutation or Lexicon shall be deemed to have met its obligations hereunder by production and delivery of an embryonic stem cell with the original Standard Mutation.

2.5 SELECTION OF NFP. MGRI will select, after consultation with Lexicon, one or more not-for-profit organizations to act as the NFP. Such selection shall be made no later than the first anniversary of the Effective Date.

2.6 DELIVERY OF MUTANT MICE. Upon the birth of the first generation of any type of Mutant Mouse hereunder and provided such litter contains at least ***** Mutant Mice, Lexicon shall deliver one-half of such litter, dividing the males and females as evenly as possible, to MGRI or NFP. Delivery shall be in accordance with MGRI's, NFP's and Lexicon's mouse transfer policies. Lexicon shall certify to MGRI and NFP that each Mutant Mouse is heterozygous for the identified Standard Mutation. If the first generation litter does not include ***** Lexicon shall deliver breeding pairs from the second generation. Lexicon shall not be obligated to deliver a full Set for any Standard Mutation unless NFP or MGRI requests such a delivery. Normal packing and shipping costs for delivery by public carrier to MGRI and NFP shall be at Lexicon's expense. MGRI or NFP may elect, at its sole expense, to provide for an alternative delivery method.

2.7 BACK-UP COLONY. Lexicon shall maintain a back-up colony of ***** for each Standard Mutation for a minimum of *****.

2.8 PROJECT MANAGERS. Each party shall identify an employee who is the Project Manager for the work contemplated by this Agreement. The Project Managers shall be responsible for the coordination of his or her employer's efforts hereunder with the other parties and resolving, if possible, any issues or problems which arise. A party may replace its Project Manager at any time in its sole discretion.



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2.9      OWNERSHIP/LICENSE GRANT.

         2.9.1 Subject to the license granted below, Lexicon shall own and retain all rights to the Mutant Mice, including, but not limited to, the rights to produce, breed, sell or license the Mutant Mice and Lexicon Intellectual Property, as well as all inventions or discoveries made solely by its employees in the course of producing the Mutant Mice.

         2.9.2 Lexicon hereby grants to MGRI a worldwide exclusive license under the Lexicon Intellectual Property, sublicensable by it consistent with its not-for-profit status, to use and breed, have bred, and to distribute the Mutant Mice for Research. MGRI and/or NFP shall notify all recipients of the Mutant Mice in writing of the restrictions on use of the Mutant Mice under
                  Section 4.2 and shall upon delivering any Mutant Mice to a Third Party provide Lexicon with the name and address of such party and the type of Mutant Mouse delivered. Notwithstanding the foregoing license grant, Lexicon reserves to itself and its "Collaborators", as hereinafter defined, a personal, nontransferable right to breed, have bred and use (but not distribute) Mutant Mice for Research. "Collaborator" shall mean any Third Party with whom Lexicon enters into an agreement to perform cooperative Research. Collaborators shall agree to use the Mutant Mice only in performing the collaborative Research with Lexicon and shall acknowledge in writing the limitations of Section 4.2(i) and 4.2(ii). Lexicon shall not enter into any cooperative Research agreement for a particular Mutant Mouse with a Collaborator prior to the date on which MGRI or NFP makes such Mutant Mouse publicly available.

         2.9.3 Except for the license granted in this Section 2.9, Lexicon does not grant to MGRI or NFP any license under the Lexicon Intellectual Property.

2.10 DISTRIBUTION. MGRI shall use, and agrees to require NFP to use, reasonable efforts to ensure wide spread availability and distribution of the Mutant Mice for Research.

                                   ARTICLE III

3.       PAYMENT.

3.1 PAYMENT TO LEXICON. Subject to the terms and conditions set forth in this Agreement, in consideration of the development, production and delivery to MGRI and/or NFP of the Mutant Mice as provided herein, MGRI agrees to pay Lexicon a total of Eight Million Dollars in accordance with the schedule set forth in Exhibit A.


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         3.1.1    All payments which are required to be made to Lexicon upon delivery of Mutant Mice to MGRI or NFP shall occur only after receipt of certification from Lexicon that each delivered Set of Mutant Mice is heterozygous for the selected Standard Mutation and, in the event of delivery to NFP, after NFP certifies in writing to MGRI that it has received the Mutant Mice and Lexicon's certification. NFP shall send its certification to MGRI as promptly as possible after receipt of the Mutant Mice, with a copy to Lexicon, but in no event later than ***** after NFP has physically received the Mutant Mice.

         3.1.2 All payments may be made by check delivered to Lexicon at its principal offices at The Woodlands, Texas, or by wire transfer to an account identified in writing sufficiently in advance by Lexicon.

3.2 COSTS INCURRED BY COMMITTEE. MGRI shall reimburse all reasonable costs incurred by the Mutation Selection Committee in performing its duties hereunder, including, without limitation, Members' reasonable travel costs and other reasonable Committee meeting expenses. In determining whether costs are reasonable, MGRI shall apply the same standards that it applies to consultants and employees working for MGRI who travel at MGRI's request. To avoid misunderstandings, the Chairperson of the Mutation Selection Committee shall advise MGRI in writing of any expenses that the Committee anticipates incurring in connection with a meeting other than travel, hotel and meals at least 30 days prior to the meeting.

3.3 LATE PAYMENT. If any payment due hereunder is not made when due, Lexicon shall notify MGRI and NFP by letter, advising them that, at Lexicon's option, upon the expiration of ***** from the date of such letter, Lexicon may cease work on the production of Mutant Mice and/or cease delivery of Mutant Mice until such late payment has been made by MGRI.

                                   ARTICLE IV

4.       COVENANTS AND CONDITIONS

4.1 BEST COMMERCIALLY REASONABLE EFFORTS. Lexicon shall use its best commercially reasonable efforts to produce and deliver the Mutant Mice in accordance with the terms of this Agreement. MGRI recognizes that the production of the Mutant Mice involves a number of technologically complex steps and that technical obstacles from time to time on occasion may prevent Lexicon from producing some of the Mutant Mice on the schedule provided for herein. Lexicon shall immediately notify the Committee, MGRI and NFP of any such technical obstacle encountered and its analysis of whether the obstacle can be overcome and the time required to do so. If, after consultation with NFP and MGRI, Lexicon determines that production of such Mutant Mice within the time periods provided


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         for herein is not feasible using its best commercially reasonable efforts, Lexicon may notify MGRI and NFP in writing that it is extending the relevant delivery date to a date that can be accomplished using its best commercially reasonable efforts. Such amended delivery date shall then be substituted for the original date currently provided in Section 2.2, provided however that under no circumstances shall any date be extended for more than one year from its original date currently provided in Section 2.2.

4.2 RESTRICTIONS ON USE OF MUTANT MICE. MGRI agrees to use the Mutant Mice only for Research and otherwise only as is consistent with MGRI's not-for-profit status. NFP and MGRI may provide any of the Mutant Mice that NFP receives to Third Party researchers for use in Research, provided that each such Third Party acknowledges in writing that (i) no right is granted to further sell, lease, license or otherwise transfer the Mutant Mice provided or any of their progeny, however produced; and
         (ii) the Mutant Mice are provided for Research purposes only. NFP and/or MGRI shall require each recipient of Mutant Mice to agree to indemnify, defend and hold harmless all the parties hereto from and against any and all claims, losses, liabilities and damages arising from or related to the recipient's use of the Mutant Mice.

4.3 NO INFRINGEMENT OF THIRD PARTY RIGHTS. Lexicon shall not be obligated to generate any Standard Mutation or produce or deliver any Mutant Mouse or embryonic stem cell if Lexicon reasonably believes, with the advice of its patent counsel and after consultation with NFP and the Committee, such action would infringe upon the intellectual property rights of a Third Party. In such event, Lexicon shall consult with NFP and the Committee to achieve an acceptable solution including but not limited to the generation of a non-infringing Standard Mutation and the production of non-infringing Mutant Mice. If no acceptable solution is reasonably available, MGRI may exercise its right to terminate this Agreement pursuant to Section 8.3.

                                    ARTICLE V

5.       CONFIDENTIALITY

5.1 In the course of producing and delivering the Mutant Mice, the parties hereto and the Members of the Committee may disclose Confidential Information to a party, NFP and/or to the Members of the Committee as necessary and useful to the performance of the parties' obligations and to enable the parties to realize their respective benefits under this Agreement. The parties receiving Confidential Information shall not disclose any of the Confidential Information to any Third Party or use any of the Confidential Information for their own benefit or any Third Party's benefit except as expressly permitted hereunder. Members shall not further disclose Confidential Information; provided however that Members who are also employees of NFP may disclose such Confidential Information to other employees and



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         consultants who have a need to know such Confidential Information in order to perform this Agreement, provided that such other NFP employees and consultants agree in writing to maintain such Confidential Information in confidence in accordance with the terms of this Agreement.

5.2 NFP and Members shall sign a Confidentiality Agreement in a form satisfactory to Lexicon and MGRI.

5.3 Except as otherwise provided or permitted herein, upon expiration or termination of this Agreement, NFP, the Members and any party receiving Confidential Information shall destroy or deliver to the disclosing party any and all documents (including all copies) containing Confidential Information which are then in their possession (if any), and, at the disclosing party's request, shall certify that all such documents have been destroyed or delivered to the disclosing party and that they do not retain any such documents or any copies thereof; provided, however, that Lexicon, NFP and MGRI may retain one copy of each such document for record purposes only. The confidentiality obligations set forth in this Section will remain in effect for ten
         (10) years.

5.4 Lexicon may require any Third Party receiving a Mutant Mouse to agree in writing to similar confidentiality provisions prior to being given any Confidential Information.

5.5 The terms of this Agreement shall be treated as Confidential Information and shall not be disclosed to anyone (except for the parties' respective employees, consultants, agents and attorneys assisting in the review and negotiation of this Agreement who have a need to know the terms of this Agreement) without the written permission of MGRI and Lexicon. Notwithstanding the foregoing, the parties intend to jointly announce the execution of this Agreement and the results of other activities pursuant to this Agreement. Such announcements shall first be agreed upon by the parties in writing and may include disclosure of the amounts paid or to be paid to Lexicon hereunder and the number of Mutant Mice to be produced hereunder. If either party desires to release a separate announcement relating to this Agreement, it shall first allow the other party to approve in writing such proposed announcement; such approval shall not be unreasonably delayed or denied.

                                   ARTICLE VI

6.       WARRANTIES AND LIMITATIONS

6.1      Lexicon represents and warrants to MGRI that as of the Effective Date:

         6.1.1 to the best of Lexicon's knowledge, Lexicon Intellectual Property existing as of the Effective Date is subsisting and are not invalid or unenforceable, in whole or in part;



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         6.1.2    it has the full right, power and authority to enter into this
                  Agreement;

         6.1.3 to the best of Lexicon's knowledge, Lexicon Intellectual Property practiced as anticipated herein for the creation of Mutant Mice does not infringe on any intellectual property rights owned by any Third Party, and does not result from a misappropriation by Lexicon of any property owned by any Third Party;

         6.1.4 to the best of Lexicon's knowledge, there are no claims, liabilities, losses, judgments or settlements by or against Lexicon relating to OmniBank or affecting the Lexicon Intellectual Property or that would operate to prevent Lexicon from fulfilling its obligations in whole or in part under this Agreement;

         6.1.5 to the best of Lexicon's knowledge, the information Lexicon has provided to MGRI during the negotiation of this Agreement is true and correct as of the Effective Date;

         6.1.6 during the course of producing the Standard Mutations and Mutant Mice, Lexicon will not knowingly infringe any valid patents; provided, however, Lexicon shall not be obligated to undertake any review or investigation to confirm that no such infringement exists;

         6.1.7 each Mutant Mouse delivered to NFP shall be heterozygous for one of the selected Standard Mutations and, subject to the terms and conditions of this Agreement, it shall deliver a Set of the Mutant Mice for each selected Standard Mutation.

6.2. MGRI represents and warrants to Lexicon that as of the Effective Date it has the full right, power and authority to enter into this Agreement.

6.3      EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS
         SECTION 6, LEXICON MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE MUTANT MICE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, LEXICON MAKES NO REPRESENTATION OR WARRANTY THAT ALL PATENT RIGHTS OF THIRD PARTIES WHICH MAY BE REQUIRED TO MAKE OR USE MUTANT MICE, IF ANY, HAVE BEEN SECURED. NOTWITHSTANDING THE ABOVE, LEXICON AGREES TO DISCLOSE TO NFP AND MGRI ANY THIRD PARTY RIGHTS, INCLUDING WITHOUT LIMITATION INTELLECTUAL PROPERTY RIGHTS, WHICH BECOME KNOWN TO LEXICON WHICH MAY BE REQUIRED TO AVOID CONFLICT WITH THE TERMS OF THIS AGREEMENT OR WHICH WOULD OBSTRUCT OR PREVENT



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         USE OF THE MUTANT MICE BY NFP, MGRI OR THIRD PARTIES. LEXICON SHALL NOT
         BE LIABLE FOR, OR RESPONSIBLE FOR, OBTAINING OR PAYING THE COSTS OF ANY LICENSE FROM ANY THIRD PARTY WHICH MAY BE REQUIRED TO PRODUCE OR USE
         ANY OF THE MUTANT MICE. IF LEXICON DETERMINES SUCH A LICENSE IS REQUIRED, IT MAY TERMINATE PRODUCTION OF SUCH MUTANT MOUSE WITHOUT PENALTY UNLESS NFP OR MGRI OBTAINS THE REQUIRED LICENSE AT ITS SOLE EXPENSE.

6.4 NONE OF THE PARTIES HERETO SHALL HAVE ANY LIABILITY WITH REGARD TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEPT FOR A CLAIM OF A MATERIAL BREACH OF ITS OBLIGATIONS HEREUNDER.

                                   ARTICLE VII

7.       INDEMNIFICATION

         Each party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, the other party, their affiliates, directors, officers, shareholders, employees, agents, attorneys and each of the Members (collectively, the "Indemnified Persons"), from and against any and all Claims, Liabilities and Losses which may be imposed on, incurred by or asserted against any Indemnified Person arising out of or resulting from, directly or indirectly any material breach of this Agreement by the Indemnifying Party; provided, however, that an Indemnifying Party shall not be liable for any portion of any Claims, Liabilities or Losses resulting from a material breach by the Indemnified Person of its obligations under this Agreement or from the gross negligence, fraud or intentional misconduct of the Indemnified Person or related Indemnified Persons.

                                  ARTICLE VIII

8.       TERMINATION AND RIGHTS UPON TERMINATION

8.1 MGRI shall have the right to terminate this Agreement on 60 days written notice in the event that:

         8.1.1 Lexicon fails or is unable to provide the Committee with at least 500 Standard Mutations to consider for selection at the first Committee Meeting, and 1,000 Standard Mutations to consider for selection at each subsequent meeting of the Committee;

         8.1.2 Lexicon fails or is unable to deliver at least 40 sets of Mutant Mice with the selected Standard Mutations acceptable to NFP in accordance with this Agreement within three years of the Effective Date;


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         8.1.3    Lexicon has failed or has been unable to deliver 150 sets of
                  Mutant Mice acceptable to NFP in accordance with this Agreement by the sixth annual anniversary of the Effective Date;

         8.1.4 Lexicon's delivery of Mutant Mice fail to comply with the delivery procedures, to be agreed upon by Lexicon, NFP and MGRI, on more than three occasions; or

         8.1.5 Lexicon materially breaches this Agreement and fails to cure such breach within thirty (30) days or, if such breach cannot reasonably be cured within thirty (30) days commences to cure such breach within thirty (30) days and diligently completes such cure.

         Termination pursuant to this provision shall be effective on the sixtieth day after notice to Lexicon ("Termination Date").

8.2 Lexicon may terminate this Agreement effective thirty (30) days after notice has been given to each of NFP and MGRI in the event that Lexicon has performed all of its obligations under this Agreement and MGRI fails to make the payments required in accordance with the terms of this Agreement.

8.3 MGRI shall have the right to terminate this Agreement on thirty (30) days notice if either (a) MGRI and the Committee determine that they cannot identify, from the list of Standard Mutations reported by Lexicon, any Standard Mutations of scientific interest to use in the production of Mutant Mice, or (b) MGRI determines, in its sole discretion and after consultation with Lexicon and NFP, that performance of the Agreement by any party infringes on the intellectual property rights of a third party and MGRI also determines, in its sole discretion and after consultation with Lexicon and NFP, that a license to such rights is not available on economically reasonable terms.

8.4 In the event of a termination of this Agreement pursuant to Section 8.1 or 8.3(a), the amount due to Lexicon pursuant to this Agreement shall be calculated as follows: ((number of Sets and partial Sets accepted under Section 2.6 delivered to and accepted by NFP) divided by 120) x ($8,000,000) (the "Total Payment"). If Lexicon has received more than the Total Payment from MGRI, it shall return the balance within 30 days after the Termination Date to MGRI. If Lexicon has received less than the Total Payment, MGRI shall pay Lexicon the difference between the amount already paid to Lexicon and the Total Payment within 30 days of the Termination Date.

8.5 In the event of termination of this Agreement pursuant to Section 8.3(b) the parties shall review the status of the work hereunder at the time of termination and the costs expended and negotiate in good faith the amounts to be paid or re-paid, as the case may be, by one party to the other.

8.6 In the event of termination of this Agreement pursuant to Section 9.7, Lexicon shall provide MGRI with a written accounting of funds expended pursuant to this Agreement (the "Total Costs"). If Lexicon has received payments hereunder in excess of the Total Costs Lexicon shall with such written accounting refund to MGRI the amount of such excess.

8.7 The rights and obligations under Sections 2.7, 4.3, Article 5, Sections 6.3, 6.4, Article 7, Sections 8.4, 8.5, 8.6, 9.6 and 9.11 shall survive termination of this Agreement by any party for any reason, delivery and payment for all of the Mutant Mice to be delivered hereunder and any expiration of this Agreement.

                                   ARTICLE IX

9.       MISCELLANEOUS

9.1 COMPLIANCE WITH LAWS. Lexicon acknowledges, and NFP shall acknowledge, that it is subject to and agrees to abide by all laws (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material and other commodities. The transfer and/or export of any of such items may require a license from Governmental Authorities or written assurances by NFP, Lexicon or a Third Party requesting a Mutant Mouse that it shall not export such items to certain foreign countries without prior approval of such Governmental Authorities. MGRI acknowledges and agrees that Lexicon is not making any representation or warranty herein as to the existence or absence of any such requirement or that, if any such requirement exists, that it will be issued.

9.2 NOTICES. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid, (b) hand delivery, (c) facsimile transmission or (d) overnight courier service, to the parties at the addresses or facsimile numbers provided on the signature page hereto, or at such other addresses or numbers as shall be designated by any party in a notice to the other parties given in accordance with this
         Section 9.2. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given, (A) in the case of a notice sent by regular mail, on the date actually received by the addressee, (B) in the case of a notice sent by registered or certified mail, on the date received (or refused) as shown on the return receipt,
         (C) in the case of a notice delivered by hand, when personally delivered, (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt, and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

9.3 BENEFIT AND BURDEN. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective successors and any permitted assigns.

9.4 NO THIRD PARTY RIGHTS. Nothing in this Agreement shall be deemed to create any right in any creditor or other Person other than the Indemnified Parties pursuant to Article VII, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (other than the Indemnified Parties).

9.5 AMENDMENTS AND WAIVER. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of any party in exercising any right, power or privilege hereunder and no course of dealing between or among any of the parties shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

9.6 ASSIGNMENTS. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either of the parties without the prior written consent of all parties hereto and any attempt to do so shall be null and void.

9.7 FORCE MAJEURE. A non-performing party shall not be liable in damages for any delay or default in its performance, if such delay or default is caused by conditions beyond its control, including acts of God, war or insurrection, strikes, fire, or floods; provided, however, that any party shall have the right to terminate this Agreement upon thirty (30) days prior written notice if the other party is unable to fulfill its obligations under this Agreement due to any of the above-mentioned causes and such inability continues for a period of six (6) months.

9.8 COUNTERPARTS. This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

9.9 SEVERABILITY. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein, provided however that in lieu of such invalid, unenforceable or void clause, sentence, paragraph, subsection, Section or Article, the parties working together in good faith are able to include as a negotiated part of this Agreement a valid and enforceable provision as similar in terms as may be possible which preserves the economic benefits to the parties.

9.10 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

9.11 ARBITRATION. All disputes and disagreements between or among any or all of the parties hereto (each, a "Dispute") arising in connection with or related to this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in New Jersey in accordance with, and in the following order of priority, (i) the terms of these arbitration provisions, (ii) the Commercial Arbitration Rules of the AAA, (iii) the Federal Arbitration Act (Title 9 of the United States Code) and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of New Jersey. The validity and enforceability of these arbitration provisions shall be determined in accordance with this same order of priority. In the event of any inconsistency between these arbitration provisions and such rules and statutes, these arbitration provisions shall control. Each of the parties may bring any action in any court of competent jurisdiction to (A) compel arbitration of any Dispute, (B) obtain interim measures of protection pending arbitration of any Dispute and/or (C) enforce any decision of the arbitrators, including the final award. If either of the parties fails or refuses to submit to binding arbitration following a lawful demand by the other, the party so failing or refusing shall bear all costs and expenses incurred by the other in compelling arbitration of such Dispute.

9.12 EXPENSES. Each of the parties shall pay its own legal and accounting expenses incident to the negotiation and administration and performance of this Agreement and the transactions contemplated hereby.

9.13 CAPTIONS. The captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

9.14 CONSTRUCTION. No provision of this Agreement shall be interpreted or construed against any of the parties solely because that party or its legal representative drafted such provision.

9.15 ENTIRE AGREEMENT. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings among the parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the parties concerning the subject matter hereof except as set forth herein.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the Effective Date.


                                       LEXICON GENETICS, INC.


                                       By: /s/ Arthur T. Sands
                                           -------------------------------------
                                           Arthur T. Sands, M.D., Ph.D.
                                           President

                                       Address:  4000 Research Forest Drive
                                                 The Woodlands, Texas 77381
                                                 Attention: President
                                                 Facsimile No: 281-364-0155
                                                 Telephone No: 281-364-0100


                                       MERCK GENOME RESEARCH INSTITUTE


                                       By:  /s/ C. Thomas Caskey
                                            ------------------------------------
                                            C. Thomas Caskey, M.D., F.A.C.P.
                                            President

                                       Address:  700 Sumneytown Pike
                                                 P.O. Box 4, WP26-207
                                                 West Point, Pennsylvania 19486
                                                 Attention:  President
                                                 Facsimile No: 215-652-4538
                                                 Telephone No: 215-652-7399

                                    EXHIBIT A
                               (PAYMENT SCHEDULE)

        Payment Due Date                                                                  Amount
1.      Within ***** of signing this Agreement                                            $4,000,000
2.      Within ***** of NFP's acceptance of the ***** of Mutant Mice                      $1,000,000
        delivered by Lexicon
3.      Within ***** of NFP's acceptance of the ***** of Mutant Mice                      $1,000,000
        delivered by Lexicon
4.      Within ***** of NFP's acceptance of the ***** of Mutant Mice                      $1,000,000
        delivered by Lexicon
5.      Within ***** of NFP's acceptance of the ***** of Mutant Mice                      $1,000,000
        delivered by Lexicon